EXHIBIT 21



                   SUBSIDIARIES OF SECTOR COMMUNICATIONS, INC.



                  Global Communications Group, Inc., a Texas corporation

                  Sector Bulgaria, PLC, a registered company in Bulgaria

                  Ideous Technologies, AG, a Swiss corporation

                  Sector Development, Inc., a California corporation

                  Tech Conferences, Inc., a California corporation

                  Sector Ventures, Inc., a California corporation